EXHIBIT 99.1

SUNSHINE SAVINGS BANK RECEIVES APPROVAL
TO CONVERT TO A FLORIDA STATE-CHARTERED BANK

Tallahassee, FL – March 1, 2016 – Louis O. Davis, Jr., President and Chief Executive Officer of Sunshine Savings Bank, Tallahassee, Florida, announced that Sunshine Savings Bank's application to convert from a federal savings bank to a Florida state-chartered bank has been approved by the Florida Office of Financial Regulation ("FOFR").  Completion of the conversion is subject to the receipt by Sunshine Financial, Inc., the parent holding company for the Bank, of approval from the Board of Governors of the Federal Reserve System ("Federal Reserve") to form a bank holding company.  Upon completion of the conversion, which is expected to occur during the second quarter of 2016, the name of the bank will be changed to Sunshine Community Bank (the "Bank").

Following the conversion, the FOFR will be the primary regulator for the Bank.  The Federal Deposit Insurance Corporation will continue to provide deposit insurance. The holding company will continue to be regulated by the Federal Reserve.

Sunshine Savings Bank is a Florida-based community bank, providing personal and business banking services in Leon County through its six branch locations in Tallahassee, Florida. Additional information about Sunshine Financial, Inc. and Sunshine Savings Bank can be found on our web site at www.sunshinesavingsbank.com.

For additional information, contact:

Scott A. Swain (850) 219-7350
Senior Vice President and Chief Financial Officer